Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

TIGO ENERGY, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	1,000,000	$1.0655	$1,065,500.00	0.0001381	$147.15

Total Offering Amounts:						$1,065,500.00		147.15
Total Fee Offsets:
Net Fee Due:								$147.15

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Tigo Energy, Inc. (the “Company” or the “Registrant”) that may become issuable under the terms of the Company’s Employee Stock Purchase Plan (the “ESPP”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

The proposed maximum offering price per unit is estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant's registration fee on the basis of $1.0655 per share, which is the average of the high and low prices of common stock, as reported on the Nasdaq Stock Market LLC, on September 1, 2026.